EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2009 Fourth Quarter and Full Year Results

ALPHARETTA, GEORGIA — February 24, 2010 — Neenah Paper, Inc. (NYSE:NP) today reported adjusted earnings of $0.33 per diluted common share in the fourth quarter of 2009, compared to an adjusted loss of $0.62 per share in the fourth quarter of 2008. Net sales of $155 million in the fourth quarter of 2009 increased five percent from a year ago and were also three percent higher than third quarter 2009 levels. Operating income was $11 million in the fourth quarter of 2009 and compared to an adjusted loss of $9 million in the fourth quarter of 2008 and income of $10 million in the third quarter of 2009.

“Our businesses continued to gain momentum with a fourth sequential quarterly increase in sales, EBIT and margins. Cost reduction initiatives implemented in 2009, coupled with recent selling price increases and improving business conditions, put us on solid footing heading into 2010,” said Sean Erwin, Chairman and Chief Executive Officer. “In addition, our capital structure improved in the quarter as we again used available cash flow to reduce debt and successfully renewed and extended our revolving credit facility.”

Excluded from the calculation of adjusted earnings in the fourth quarter of 2009 was interest expense of $1.4 million, or $0.06 per share, for costs associated with refinancing the company’s revolving credit facility. In the fourth quarter of 2008, adjustments included a pre-tax goodwill impairment charge of $54.5 million, or $3.69 per share, and an increase to tax expense of $3.9 million, or $0.27 per share. On a GAAP basis, earnings were $0.28 per diluted common share in the fourth quarter of 2009 and a loss of $4.58 per share in the fourth quarter of 2008. Adjusted earnings is a non-GAAP measure and is reconciled to comparable GAAP measures later in this release.

Quarterly Segment and Other Financial Results

Fine Paper fourth quarter 2009 net sales of $66.5 million increased from $63.1 million in the third quarter but were below fourth quarter 2008 sales of $72.3 million. Increased sales versus the third quarter were a result of higher volumes, which reflected both stabilizing market conditions and recent product launches. Decreased year on year sales were due to lower market demand for premium writing, text and cover papers in the fourth quarter of 2009.

Operating income for Fine Paper of $9.3 million in the fourth quarter of 2009 compared to operating income of $9.7 million in the third quarter of 2009 and $1.2 million in the fourth quarter of 2008. The decline in income versus the third quarter was primarily a result of higher fiber costs, partly offset by higher volumes and mill efficiencies. Compared to the fourth quarter of 2008, operating income increased significantly as a result of actions taken to reduce costs, as well as lower input prices and increased operating efficiencies.

Technical Products net sales were $88.0 million in the fourth quarter of 2009, increased both from $87.1 million reported in the third quarter and $74.3 million reported in the fourth quarter of 2008. Sales growth versus the third quarter was primarily due to gains in tape and abrasives, partly offset by seasonal slowdowns in Europe. Compared with the fourth quarter of 2008, sales grew as a result of a 13 percent increase in volumes and also benefitted from a stronger Euro, which represented $6 million of the U.S. dollar sales growth.

Operating income for Technical Products of $6.5 million in the fourth quarter of 2009 increased from $5.2 million in the third quarter of 2009 and significantly improved from the $6.0 million adjusted operating loss in the fourth quarter of 2008. Operating income and margins increased sequentially in the fourth quarter of 2009 as a result of the sales growth, ongoing cost reduction initiatives and lower energy prices. Compared to the fourth quarter of 2008, when additional downtime was taken as a result of global demand weakness and customer destocking, volumes and manufacturing efficiencies improved significantly and offset the impact of lower average selling prices.

Consolidated selling, general and administrative (SG&A) expense of $18.1 million in the fourth quarter 2009 compared to $19.8 million in the fourth quarter of 2008. Lower spending in 2009 resulted from cost reduction initiatives implemented throughout the year. Unallocated corporate expense of $4.5 million in the fourth quarter of 2009 compared to $4.4 million in the prior year.

Net interest expense of $6.8 million in the fourth quarter of 2009 included $1.4 million for costs incurred in conjunction with amending and restating our bank credit agreement and to write-off deferred financing costs associated with our previous bank credit agreement. Excluding this, interest expense of $5.4 million declined from $6.4 million in the prior year as a result of reduced debt levels and lower interest rates.

The effective income tax rate for the fourth quarter of 2009 was nine percent, and this compared with an adjusted rate of ten percent for the fourth quarter of 2008. The effective tax rate can vary significantly, depending on the mix and amounts of income between different tax jurisdictions.

Cash flow provided from operations in the fourth quarter of 2009 was $10.5 million and compared to $12.9 million in the fourth quarter of 2008. In 2009, cash flow reflected improved earnings, while 2008 results included a substantial reduction in working capital. Capital spending of $2.4 million in the fourth quarter of 2009 declined from $6.4 million spent in the fourth quarter of 2008. Available cash flow was used to reduce debt by $6 million in the quarter. Debt at December 31, 2009 was $319 million and compared to debt of $365 million at December 31, 2008.

Full Year 2009

Net sales of $573.9 million in 2009 compared with sales of $732.3 million in 2008. Sales in 2009 for both segments decreased as a result of significantly lower volumes resulting from the global economic downturn and corresponding weaker market demand. Sales recovered throughout 2009 as economic conditions improved, particularly in the second half of the year.

Adjusted operating income of $33.5 million in 2009 compared to adjusted income of $24.5 million in 2008. Income increased in 2009 as a result of over $20 million of savings from cost reduction activities, including the shutdown of the Ripon fine paper mill in May 2009, and lower input costs. These items offset the impact of lower volumes in 2009. Items excluded from adjusted income included $17.1 million for restructuring charges associated with the May 2009 shutdown of the Ripon mill and, in 2008, gains of $10.7 million for asset sales and settlement of Terrace Bay employee benefit plans, and a $54.5 million charge for impairment of goodwill.

Adjusted earnings per diluted common share were $0.76 in 2009 and $0.26 in 2008. A reconciliation of adjusted income measures to comparable GAAP measures is shown below:

Continuing Operations

	Fourth Quarter		Full Year
	2009	2008	2009	2008
Operating Income (Loss)	$11.3	$(63.7)	$16.4	$(19.3)
Impairment Charge	—	54.5	—	54.5
Restructuring Charge (Credit)	(0.5)	—	17.1	—
Gains on Asset Sales	—	—	—	(6.4)
Gain on Benefits Plan Settlement	—	—	—	(4.3)
Adjusted Operating Income (Loss)	$10.8	$(9.2)	$33.5	$24.5

Income (Loss)	$4.1	$(67.0)	$(1.8)	$(47.3)
Impairment Charge	—	54.0	—	54.0
Restructuring Charge (Credit)	(0.3)	—	11.1	—
Refinancing Interest Expense	0.9	—	0.9	—
Income Tax Adjustments	0.3	3.9	1.0	3.9
Gains on Asset Sales	—	—	—	(4.0)
Gain on Benefits Plan Settlement	—	—	—	(2.7)
Adjusted Net Income (Loss)	$5.0	$(9.1)	$11.2	$4.0

Diluted Earnings (Loss) per Share	$0.28	$(4.58)	$(0.12)	$(3.24)
Impairment Charge	—	3.7	—	3.7
Restructuring Charge (Credit)	(0.02)	—	0.76	—
Refinancing Interest Expense	0.06	—	0.06	—
Income Tax Adjustments	0.02	0.27	0.07	0.27
Gains on Asset Sales	—	—	—	(0.27)
Gain on Benefits Plan Settlement	—	—	—	(0.18)
Adjusted Diluted Earnings (Loss) per Share	$0.33	$(0.62)	$0.76	$0.26

Diluted Shares	15,001	14,620	14,655	14,642

Cash from operating activities was $64.9 million in 2009 and $13.1 million in 2008. Cash flow in 2009 reflected improved earnings and working capital reductions, including a $10.9 million tax refund received in the first quarter. In 2008, working capital was a significant use of cash flow.  Capital spending of $8.4 million in 2009 compared to $30.0 million in 2008. Available free cash flows were used to pay down debt, which decreased approximately $48 million in 2009.

Discontinued Operations

Discontinued operations include results from the company’s divested pulp mills and its remaining timberlands operation. Net income of $0.8 million in the fourth quarter of 2009 compared to a net loss of $0.7 million in the fourth quarter of 2008.  The loss in 2008 resulted from an increase in the income tax provision.

Year-to-date net income of $0.6 million in 2009 compared to a net loss of $111.2 million in 2008. Prior year results included after-tax charges of $109.5 million to write down assets and recognize other charges related to the sale of the Pictou pulp mill in June 2008.

Outlook

The company noted certain assumptions for 2010, as follows:

•                  Continued modest recovery in market demand in both segments.

•                  Sustained benefits from most cost reduction initiatives implemented in 2009.

•                  Higher material input costs, especially in the first half of the year, partly offset by lower costs of energy and increased selling prices.

•                  Estimated consolidated tax rate percent in the mid 20’s.

•                  Minimal cash tax payments on North American income due to use of existing net operating loss carryforwards.

•                  Capital spending of approximately $15 million.

•                  Quarterly dividend of $0.10 per share.

Conference Call

Neenah Paper will hold a webcast to discuss fourth quarter earnings and other matters of interest at 11 a.m. Eastern time on Thursday, February 25, 2010. Stockholders and other interested parties are invited to either listen live to the webcast or participate directly in the call by following the instructions noted in the company’s web site (www.neenah.com). A taped audio replay of the call will be available on the site beginning approximately two hours after the call and lasting through March 19, 2010.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance- based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for many specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, CRANE®, KIMDURA®, Gessner®, JET-PRO® SofStretch™ and varitess®. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany and approximately 500,000 acres of timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site (www.neenah.com).

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and

Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) worldwide economic conditions, (ii) significant capital and credit market instability and deterioration, (iii) U.S. dollar/Euro and other exchange rates, (iv) changes in prices for pulp, energy, latex and other raw materials, (v) the cost or availability of raw materials, (vi) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and (vii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net Sales	$154.5	$146.6	$573.9	$732.3
Cost of products sold	125.9	135.6	472.3	633.2
Gross Profit	28.6	11.0	101.6	99.1
Selling, general and administrative expenses	18.1	19.8	69.1	75.2
Other (income) expense - net	(0.3)	0.4	(1.0)	(11.3)
Restructuring costs	(0.5)	—	17.1	—
Goodwill and other intangible asset impairment charges	—	54.5	—	54.5
Operating Income (Loss)	11.3	(63.7)	16.4	(19.3)
Interest expense-net	6.8	6.4	23.2	25.0
Income (Loss) From Continuing Operations Before Income Taxes	4.5	(70.1)	(6.8)	(44.3)
Provision (benefit) for income taxes	0.4	(3.1)	(5.0)	3.0
Income (Loss) From Continuing Operations	4.1	(67.0)	(1.8)	(47.3)
Income (Loss) From Discontinued Operations, net of income taxes	0.8	(0.7)	0.6	(111.2)
Net Income (Loss)	$4.9	$(67.7)	$(1.2)	$(158.5)

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.28	$(4.58)	$(0.12)	$(3.24)
Discontinued Operations	0.05	(0.05)	0.04	(7.59)
	$0.33	$(4.63)	$(0.08)	$(10.83)

Diluted
Continuing Operations	$0.28	$(4.58)	$(0.12)	$(3.24)
Discontinued Operations	0.05	(0.05)	0.04	(7.59)
	$0.33	$(4.63)	$(0.08)	$(10.83)

Weighted Average Common Shares Outstanding (000s)
Basic	14,666	14,620	14,655	14,642

Diluted	15,001	14,620	14,655	14,642

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net Sales:
Fine Paper	$66.5	$72.3	$255.6	$335.5
Technical Products	88.0	74.3	318.3	396.8
Consolidated	$154.5	$146.6	$573.9	$732.3

Operating Income (Loss):
Fine Paper	$9.3	$1.2	$17.5	$34.0
Technical Products	6.5	(60.5)	14.4	(42.3)
Corporate and other	(4.5)	(4.4)	(15.5)	(11.0)
Consolidated	$11.3	$(63.7)	$16.4	$(19.3)

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$5.6	$3.3
Accounts receivable - net	67.7	63.2
Inventories	70.7	88.6
Deferred income taxes	61.7	65.4
Prepaid and other current assets	24.5	33.5
Total current assets	230.2	254.0
Property, plant and equipment - net	284.4	316.2
Deferred income taxes	37.4	35.3
Goodwill and other intangibles - net	72.4	72.5
Other non-current assets	13.1	12.0
Total assets	$637.5	$690.0
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$55.6	$24.1
Accounts payable	30.0	35.3
Accrued expenses	48.8	50.3
Total current liabilities	134.4	109.7
Long-term debt	263.6	340.5
Deferred income taxes	23.7	25.4
Noncurrent employee benefits and other obligations	108.1	111.3
Total liabilities	529.8	586.9
Stockholders’ equity	107.7	103.1
Total liabilities and stockholders’ equity	$637.5	$690.0

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Operating Activities
Net income (loss)	$4.9	$(67.7)	$(1.2)	$(158.5)
Depreciation and amortization	9.0	8.7	34.5	38.6
Stock-based compensation	1.2	0.9	4.7	4.0
Deferred income tax benefit	(1.6)	0.6	(9.4)	(55.7)
Pre-tax losses on disposal of assets	0.2	(2.6)	6.5	160.9
Goodwill and other intangible asset impairment charge	—	54.5	—	54.5
Decrease (increase) in working capital	(2.4)	16.7	27.4	(21.5)
Pension and other postretirement benefits	(1.8)	0.5	2.4	(7.6)
Other	1.0	1.3	—	(1.6)
Cash provided by operating activities	10.5	12.9	64.9	13.1
Investing Activities
Capital expenditures	(2.4)	(6.4)	(8.4)	(30.0)
Other	—	(0.7)	0.1	(0.4)
Cash used in investing activities	(2.4)	(7.1)	(8.3)	(30.4)
Financing Activities
Short and long-term borrowings	42.3	4.9	54.8	72.4
Repayment of debt	(48.6)	(14.0)	(103.0)	(37.9)
Share purchases	—	—	—	(9.4)
Cash dividends paid	(1.5)	(1.5)	(5.9)	(6.0)
Other	—	(0.7)	(0.1)	(0.9)
Cash provided by (used in) financing activities	(7.8)	(11.3)	(54.2)	18.2
Effect of exchange rates on cash and cash equivalents	(0.1)	0.1	(0.1)	—
Increase (decrease) in cash and cash equivalents	$0.2	$(5.4)	$2.3	$0.9